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EXHIBIT 99.3


September 15, 2006

To David Karst,
DK Corporation a Colorado Corporation
DBA/ Nationwide Cash Flow Specialists, and
NCFS Funding, LLC a Colorado Limited Liability Company.

Dear David

On March 9th, 2006, DLR Funding, Inc.(DLR) executed the Agreement to acquire the assets of the DK Corporation a Colorado Corporation, DBA/ Nationwide Cash Flow Specialists, and NCFS Funding, LLC a Colorado Limited Liability Company. DLR issued $31 million in preferred stock in anticipation of receiving $27,000,000 in auditable and verifiably assets. DLR in the interim had to wait for approval from your investment group before it could begin verification of the Assets.

On July 27, 2006, your investment group "MANAGED CASH FLOW, LLC", (MCF) held their annual member meeting.

On September 1, 2006 DLR received confirmation about the voting results. After that date we were to verify the assets acquired by DLR Funding, Inc. which did not start until September 7, 2006. On September 7, 2006 DLR was informed that the $27 million of assets were reduced to $15 million in auditable and verifiably assets. The assets were then reviewed and now DLR is informed that $15 million in assets may be only $100,000.

This puts DLR in a very bad position. DLR issued the $31,000,000 worth of preferred stock based upon there being at least $27,000,000 worth of auditable and verifiably assets. Unless this matter can be resolved by September 22, 2006 DLR will file papers to rescind the deal and request the return of the Preferred Stock that was issued. If that does not happen then DLR will have to pursue what ever it deems necessary to rescind the transaction.

Sincerely



/s/ Albert Reda